Exhibit 99.1

GULFMARK

OFFSHORE

GulfMark Offshore Announces

First Quarter 2013 Operating Results

HOUSTON, April 29, 2013 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three-month period ended March 31, 2013. For the first quarter ended March 31, 2013, revenue was $96.9 million, and net income was $2.9 million, or $0.11 per diluted share.

Bruce Streeter, President and CEO, commented, “The year is off to a good start and we continue to be encouraged by the year-over-year improvement in our business. We exceeded the high-end of our revenue guidance for the first quarter, with revenue for the first quarter of 2013 being 11% higher than the first quarter of 2012. This is a positive start for the year and we continue to believe that 2013 will be a very good year for our business, employees, and stockholders. The year-over-year increase is being driven by the U.S. Gulf of Mexico which is continuing to be the strong market we anticipated, with utilization levels near 100% for several weeks thus far this year. Based on the strong demand, day rates have increased significantly for a majority of our contracts. We are also pleased with the performance of the North Sea fleet during the first quarter. Historically in the first quarter, due to seasonal effects, the North Sea has performed lower than the previous quarter; however, this year both average day rates and utilization showed improvement from the fourth quarter. Additionally during the quarter, we fixed two of our large anchor handlers on long-term contracts at increased day rates, which will benefit us beginning this month. We are optimistic that the continued growth in the global drilling fleet, combined with the well-timed delivery of our new build vessels during the year, point to positive opportunities for us in the coming quarters. As expected and previously mentioned, Southeast Asia results were down significantly from the fourth quarter. However, we are seeing significant performance improvements in the region and we expect to see an increase in profitability as the year progresses.

“As a result, we are increasing our full-year 2013 revenue guidance forecast to be between $425 and $455 million, and we anticipate that revenue for the second quarter will be between $100 and $105 million.

“During the first quarter, we completed and delivered two of our 230 class stretched vessels. These vessels went directly on hire at significantly increased day rates. Recently we completed the third and final 230 class stretch vessel, which was also immediately contracted at similar rates. We will continue to move forward with our 260 class stretch program and we expect similar results as they deliver into a very strong U.S. Gulf of Mexico market. Our 11 vessel new build program is progressing as planned, and we are currently in contract discussions for these vessels as they near their delivery dates.

“Throughout the quarter, we continued to purchase stock as part of our stock repurchase program, purchasing almost 350,000 shares. In addition, in March we declared and paid a $0.25 per share dividend. Coupled with our plan to continue to return cash to our stockholders, we will continue to focus on strengthening our fleet and continue to invest in opportunities that will enhance the long-term profitability of our business.”

GulfMark Offshore, Inc.

Press Release

April 29, 2013

Consolidated First Quarter Results

Consolidated revenue for the first quarter of 2013 was $96.9 million, an increase of 2%, or $1.9 million, from the fourth quarter of 2012. The sequential increase in quarterly revenue was largely the result of the increase in the average day rate in the Americas region and increases in utilization in the North Sea and Americas regions. Consolidated operating income was $9.1 million, up $7.3 million from the fourth quarter amount. The sequential increase in quarterly operating income was a combination of the aforementioned increase in revenue and a $5.4 million decrease in overall operating expenses.

Regional Results for the First Quarter

In the North Sea region, revenue was $40.6 million, up $1.1 million, or 3%, from the fourth quarter. Utilization increased five percentage points from the fourth quarter level, which was the main contributor to the increase in revenue.

During the first quarter, revenue in the Southeast Asia region was $9.7 million, a decrease of approximately $3.9 million, or 28%, from the fourth quarter amount. The decrease in revenue was due to a 20 percentage point decrease in utilization and a decrease of 3% in the average quarterly day rate. We added a vessel to the region that was in drydock for the entire quarter which decreased utilization by six percentage points.

Revenue for the Americas region was $46.5 million, an increase of $4.6 million, or 11%, from the fourth quarter amount. The increase in revenue was driven by an increase in average day rate of 11% and, although seven vessels were in drydock during the quarter, utilization increased five percentage points from the prior quarter.

Consolidated Operating Expenses for the First Quarter

Direct operating expenses for the first quarter were $53.1 million, an increase of $1.1 million, or 3%, from the fourth quarter. The increase is due mainly to higher than normal repair and maintenance cost and higher crew salaries and wages. We now anticipate that the average quarterly run rate for direct operating expenses during 2013 will be approximately $53.0 million in the second quarter, and increase to $56.0 million by the fourth quarter. We performed 10 drydocks during the quarter for a total drydock expense of $8.6 million, and the anticipated annual drydock expense for 2013 is estimated to be $25.0 million, with $10.0 million anticipated during the second quarter. Consolidated general and administrative expenses were $11.0 million for the first quarter which is a decrease of $2.5 million from our quarterly run rate guidance, resulting from lower than anticipated employee costs and professional fees. We anticipate the average quarterly run rate for the remainder of 2013 to be $13.5 million.

GulfMark Offshore, Inc.

Press Release

April 29, 2013

Liquidity and Capital Commitments

Cash used in operating activities was $6.2 million in the first quarter of 2013. Cash on hand at March 31, 2013 was $119.1 million, and as of that date no amount was drawn on our revolving credit facility. Total debt at March 31, 2013 was $501.0 million, and debt, net of cash on hand, was $381.9 million.

Capital expenditures during the first quarter totaled $45.9 million, which included $38.5 million of progress payments on the construction of new vessels. As of March 31, 2013, we had approximately $236.0 million of remaining capital commitments related to the construction of eleven vessels. Anticipated progress payments over the next three calendar years are as follows: $139.0 million remaining in 2013; $87.0 million in 2014; and $10.0 million in 2015. We expect to fund these commitments from cash on hand, cash generated by operations, and borrowings under our revolving credit facilities.

Outlook

CEO Bruce Streeter commented on the outlook for the Company, stating, “We mentioned in February that we expected to see decreased profitability in Southeast Asia in the first quarter of 2013, and we did, but the start of the second quarter has seen a growth in day rates and utilization that we expect to continue and be a significant part of the year-over-year improvement in the second half of 2013. We are anticipating ongoing improvements in the North Sea and Americas, on a year-over-year basis and on a quarter-over-quarter basis, for the remainder of the year. The delivery of our new build vessels over the next several quarters, combined with ongoing new rig deliveries in all of our operating regions, will add to 2013 expectations and results, and strengthens our outlook for the future.”

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, April 30, 2013. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on our website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
Michael.Newman@GulfMark.com
E-mail:	(713) 963-9522

GulfMark Offshore, Inc.

Press Release

April 29, 2013

 Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

April 29, 2013

Operating Data (unaudited)	Three Months Ended
(in thousands, except per share data)	March 31,	December 31,	March 31,
	2013	2012	2012
Revenue	$96,888	$95,019	$87,435
Direct operating expenses	53,137	51,755	48,809
Drydock expense	8,560	9,930	6,196
General and administrative expenses	10,950	16,100	12,116
Depreciation and amortization expense	15,170	15,145	15,029
(Gain) loss on sale of assets	-	3	(1,149)
Impairment charge	-	293	-
Operating Income	9,071	1,793	6,434

Interest expense	(6,381)	(5,207)	(8,865)
Interest income	57	109	78
Loss on extinguishment of debt	-	(550)	(1,930)
Foreign currency gain (loss) and other	513	(1,307)	538
Income (loss) before income taxes	3,260	(5,162)	(3,745)
Income tax (provision) benefit	(389)	273	836
Net Income (Loss)	$2,871	$(4,889)	$(2,909)

Diluted earnings (loss) per share	$0.11	$(0.19)	$(0.11)
Weighted average diluted common shares	26,051	26,303	25,997

Other Data
Revenue by Region (000's)
North Sea	$40,622	$39,477	$37,663
Southeast Asia	9,738	13,605	14,225
Americas	46,528	41,937	35,547

Rates Per Day Worked
North Sea	$19,933	$19,848	$19,351
Southeast Asia	13,734	14,165	14,336
Americas	20,363	18,339	15,634

Overall Utilization
North Sea	89.9%	84.5%	87.8%
Southeast Asia	50.3%	70.4%	78.0%
Americas	88.1%	83.4%	74.0%

Average Owned Vessels
North Sea	25.0	24.7	24.0
Southeast Asia	16.0	15.3	14.3
Americas	29.0	29.7	34.4
Total	70.0	69.7	72.7

Drydock Days
North Sea	38	64	72
Southeast Asia	90	39	46
Americas	129	80	17
Total	257	183	135

Drydock Expenditures (000's)	$8,560	$9,930	$6,196

GulfMark Offshore, Inc.

Press Release

April 29, 2013

Summary Financial Data (unaudited)	As of, or Three Months Ended
(dollars in thousands)	March 31,	December 31,	March 31,
	2013	2012	2012
Balance Sheet Data
Cash and cash equivalents	$119,088	$185,175	$222,151
Working capital	184,275	224,837	199,877
Vessels, equipment and other fixed assets, net	1,104,674	1,136,360	1,163,754
Construction in progress	202,509	169,429	49,392
Total assets	1,679,182	1,745,674	1,639,583
Long-term debt (1)	500,969	500,999	347,028
Shareholders’ equity	978,781	1,027,882	1,017,654
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow provided by (used in) operating activities	$(6,157)		$11,421
Cash flow used in investing activities	(37,325)		(29,255)
Cash flow provided by (used in) financing activities	(20,338)		109,892

Forward Contract Cover	2013		2012
North Sea	68%		77%
Southeast Asia	45%		61%
Americas	59%		42%
Total	60%		57%

Forward Contract Cover	2014		2013
North Sea	42%		49%
Southeast Asia	15%		26%
Americas	31%		18%
Total	32%		30%

Reconciliation of Non-GAAP Measures: Quarter Ended March 31, 2013

(dollars in millions, except per share data)	Operating Income	Other Expense	Tax Provision Benefit (Provision)	Net Income (Loss)	Diluted EPS
Before Special Items	$9.1	$(5.8)	$(0.4)	$2.9	$0.11
Gain on Sale of Vessel	-	-	-	-	-
Debt Refinancing Charges	-	-	-	-	-
U.S. GAAP	$9.1	$(5.8)	$(0.4)	$2.9	$0.11

Reconciliation of Non-GAAP Measures: Quarter Ended March 31, 2012

(dollars in millions, except per share data)	Operating Income	Other Expense	Tax Provision Benefit (Provision)	Net Income (Loss)	Diluted EPS
Before Special Items	$5.3	$(4.8)	$0.1	$0.6	$0.03
Gain on Sale of Vessel	1.1	-	-	1.1	0.04
Debt Refinancing Charges	-	(5.4)	0.7	(4.7)	(0.18)
U.S. GAAP	$6.4	$(10.2)	$0.8	$(2.9)	$(0.11)

GulfMark Offshore, Inc.

Press Release

April 29, 2013

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of February 25, 2013	25	16	29	70
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	0	0
Intercompany Relocations	0	0	0	0
Owned Vessels as of April 29, 2013	25	16	29	70
Managed Vessels	9	0	0	9
Total Fleet as of April 29, 2013	34	16	29	79